Exhibit 99

Marine Products Corporation Announces

Community Support During Pandemic

ATLANTA, April 17, 2020 – Marine Products Corporation (NYSE: MPX) announced today that a foundation controlled and funded by the Company’s majority shareholder has initiated significant community support in Berrien County, GA, the community in which its Chaparral Boats subsidiary is located.

The O. Wayne Rollins Foundation is making a donation of $100,000 to The Caring Place, a local non-profit organization that provides access to basic resources to the surrounding community. This contribution will enable The Caring Place to enhance the frequency of its food distribution program located in Nashville, the county seat of Berrien County.

“Chaparral Boats has operated in Nashville since 1976,” stated Richard A. Hubbell, Chief Executive Officer. “This community and its support mean a great deal to us. In turn, we have always been proud of our involvement in the local economy, and we are pleased to participate in a meaningful way to support our employees, their families, and the broader community in Nashville and Berrien County.”

Chaparral Founder Buck Pegg continued, “On behalf of our community and our employees we are very fortunate to have the support of the O. Wayne Rollins Foundation. The Rollins family have been great champions of our company throughout many decades. Our loyalty and dedication to our employees and our community is always a top priority to ensure our decisions and commitments are made in the best interest of those we proudly serve.”

The O. Wayne Rollins Foundation is named for the founder of a number of public and private companies, including Marine Products Corporation. The foundation’s efforts have historically emphasized the support of U.S. colleges and universities with a focus on medical research and public health issues.

Marine Products Corporation (NYSE: MPX) is a leading manufacturer of fiberglass boats under three brand names: Chaparral, Robalo and Vortex. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include various models, such as OSX Luxury Sportboats, the 257 SSX, and SunCoast Sportdecks. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models. Chaparral also offers jet powered boats under the Vortex brand name. The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

For information about Marine Products Corporation or this event, please contact:

Ben Palmer

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@marineproductscorp.com